SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
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Arena Resources, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARENA RESOURCES, INC.

Notice of
Annual Meeting
December 15, 2005
and
Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 15, 2005

               Notice is hereby given that the Annual Meeting of Stockholders of Arena Resources, Inc. (the “Company”), will be held at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma, on Thursday, December 15, 2005, at 10:00 A.M. (Local Time), for the following purposes:

1.	To elect Directors for terms ending in 2006;
2.	To amend the Company’s executive stock option plan to increase the number of shares of Common Stock that may be granted under the plan from 1,500,000 to 2,000,000; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

               We hope that you will be able to attend this meeting, but if you do not plan to do so, please date, sign and return the enclosed Proxy as promptly as possible.

By Order of the Board of Directors

/s/ Stanley McCabe
Secretary
November 18, 2005

ARENA RESOURCES, INC.
4920 S. Lewis Avenue, Suite 107
Tulsa, Oklahoma 74105

PROXY STATEMENT

               This statement is furnished in connection with the solicitation by the Board of Directors of Arena Resources, Inc., for proxies to be used at the Annual Meeting of Stockholders of the Company to be held on December 15, 2005, at the time and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement.

               Pursuant to provisions of the Bylaws of the Company and action of its Board of Directors, the close of business on November 18, 2005, has been established as the time and record date for determining the stockholders entitled to notice of and to vote at this annual meeting. The stock transfer books will not be closed.

               Stockholders of record on the record date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by proxies, of greater than fifty percent (50%) of the Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the meeting. A majority of the Common Stock present at any meeting at which a quorum is present is sufficient to approve any matter to be acted upon by the stockholders at the Annual Meeting. Directors are elected by a plurality vote.

               The enclosed Proxy may be revoked at any time prior to the voting thereof, either by giving notice to the Secretary of the Company or by personal attendance at the meeting. All Proxies received in advance of the meeting may be revoked prior to exercise.

               This Proxy Statement, the Notice of Annual Meeting and accompanying proxy card will be first mailed to stockholders approximately November 21, 2005. The Company’s 2004 Annual Report on Form 10-KSB for the year ended December 31, 2004, including audited financial statements, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, are enclosed with this Proxy Statement. Copies of exhibits omitted from the enclosed Annual Report on Form 10-KSB are available without charge upon written request to William R. Broaddrick, 4920 S. Lewis Avenue, Suite 107, Tulsa, Oklahoma 74105, or may also be obtained at the Securities and Exchange Commission’s website at www.sec.gov.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

               As of November 8, 2005, the Company had issued a total of 13,062,452 shares of $.001 par value Common Stock, its only class of stock outstanding. Each share is entitled to one vote on all matters submitted to a vote by stockholders.

Beneficial Owners of Greater than Five Percent

               The following table sets forth as of November 8, 2005, the aggregate number of shares of Common Stock of the Company owned by each person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock:

Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class

Lloyd T. Rochford 4920 S. Lewis Avenue, Suite 107 Tulsa, Oklahoma 74105	1,187,600 (2)	9.1%

Stanley M. McCabe 4920 S. Lewis Avenue, Suite 107 Tulsa, Oklahoma 74105	1,188,000 (2)	9.1%

(1)	All shares are held beneficially and of record and the owner has sole voting and investment power with respect thereto.

(2)	Includes 50,000 shares issuable upon the exercise of stock options that are currently exercisable and 25,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

Ownership of Officers and Directors

               The following table sets forth as of November 8, 2005, the aggregate number of shares of Common Stock of the Company owned of record or beneficially by each director of the Company and by each executive officer, and by all directors and such officers as a group:

	Amount and nature of beneficial ownership

Name and address of each Executive Officer and Director	Number of shares (1)	Percent

Lloyd T. Rochford 4920 S. Lewis Ave. Suite 107 Tulsa, Oklahoma 74105	1,187,600 (2)	9.1%

Stanley M. McCabe 4920 S. Lewis Ave. Suite 107 Tulsa, Oklahoma 74105	1,188,000 (2)	9.1%

William R. Broaddrick 4920 S. Lewis Ave. Suite 107 Tulsa, Oklahoma 74105	104,500 (3)	*

Charles M. Crawford 4920 S. Lewis Ave. Suite 107 Tulsa, Oklahoma 74105	22,500 (4)	*

Chris V. Kemendo, Jr. 4920 S. Lewis Ave. Suite 107 Tulsa, Oklahoma 74105	25,100 (5)	*

Clayton E. Woodrum 4920 S. Lewis Ave. Suite 107 Tulsa, Oklahoma 74105	22,500 (4)	*

All directors and executive officers	2,550,200 (6)	19.5%

(1)	All shares are held beneficially and of record and the owner has sole voting and investment power with respect thereto, except as otherwise noted.
(2)	Includes 50,000 shares issuable upon the exercise of stock options that are currently exercisable and 25,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.
(3)	Includes 100,000 shares issuable upon the exercise of stock options that are currently exercisable.
(4)	Includes 20,000 shares issuable upon the exercise of stock options that are currently exercisable and 2,500 shares issuable upon the exercise of stock options that are exercisable within 60 days.
(5)	Includes 20,000 shares issuable upon the exercise of stock options that are currently exercisable and 5,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.
(6)	Includes 260,000 shares issuable upon the exercise of stock options that are currently exercisable and 60,000 shares issuable upon the exercise of stock options that are exercisable within 60 days by all executive officers and directors.
*	Represents beneficial ownership of less than 1%

PROPOSAL 1:

ELECTION OF DIRECTORS

General

               The Board of Directors of the Company currently has five members. The Company’s Bylaws (the “Bylaws”) provide that the Board shall consist of not less than three nor more than nine members, with the exact number (which shall be an odd number) to be fixed by a resolution of the Directors. Each Director serves for a term of one year, or until their successor is elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination and that the persons named in the proxy will vote for their election. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

Nominees:

Name	Age	Position
Lloyd T. Rochford	59	President, Chief Executive Officer and Director
Stanley M. McCabe	73	Chairman of the Board, Secretary and Treasurer
Charles M. Crawford	53	Director
Chris V. Kemendo, Jr.	84	Director
Clayton E. Woodrum	65	Director

Biographical Information

               Set forth below is a description of the background of each director and executive officer of the Company. The term of office of each officer ends on the date of the Annual Meeting, subject to extension upon reelection.

               Lloyd T. Rochford has served as President, Chief Executive Officer and a Director of the Company since the Company’s inception in August 2000. From June, 1997, until co-founding the Company, Mr. Rochford primarily devoted his time to individual oil and gas acquisitions and development. From 1990 until June 1997, Mr. Rochford served as a director and officer of Magnum Petroleum, Inc., a company which he also co-founded and which is listed on the New York Stock Exchange.

               Stanley M. McCabe has served as Chairman, Secretary and Treasurer and a Director of the Company since the Company’s inception in August 2000. From January 1997 until co-founding the Company, Mr. McCabe was involved as an independent investor and developer of oil and natural gas properties. From 1990 through December 1996, Mr. McCabe served as an officer and director of Magnum Petroleum, Inc., which he co-founded with Mr. Rochford.

               Charles M. Crawford has served as a Director of the Company since its inception in 2000. For the past twenty-nine years Mr. Crawford has served as an independent oil and gas exploration consultant to various private and public oil and gas companies within the United States, including Texaco, Inc., Phillips Petroleum Company and Mid-Continent Energy Corp.

               Chris V. Kemendo, Jr. was first elected to the Board in March 2003. From 1989 to present Mr. Kemendo, a certified public accountant, has served as an independent financial and business and accounting consultant to various clients. Mr. Kemendo is currently a member of the Company’s Audit Committee (having served as its initial Chairman) and the Compensation Committee. Mr. Kemendo has over 57 years of accounting experience.

               Clayton E. Woodrum was elected to the Board in 2004 to fill a vacancy that arose upon the retirement of Robert Morely, a previous Director. Mr. Woodrum, who is also currently the Chairman of our Audit Committee and a member of our Compensation Committee, is a certified public accountant and has, from 1984 to present, been a principal shareholder in the accounting firm of Woodrum, Kemendo & Cuite, P.C., and has been an owner of Computer Data Litigation Services, LLC and First Capital Management, LLC. One of Mr. Woodrum’s partners at Woodrum, Kemendo & Cuite, P.C., Ben Kemendo, is the son of Chris Kemendo.

BOARD AND COMMITTEE MATTERS

               The business of the Company is managed under the direction of its Board of Directors. The Board of Directors met eleven times during 2004, and has met seven times thus far in 2005. Each director participated in at least 75% of all Board and applicable committee meetings held last year. Actions taken by the Board of Directors outside of Board meetings were consented to in writing by a memorandum of action in lieu of a meeting, to which all incumbent Directors subscribed. Directors meet their responsibilities not only by attending Board and committee meetings but also through communication with members of management on matters affecting the Company. All outside Directors are currently paid a stipend of $500 per month, and every Director receives $500 for each meeting of the Board attended. No Director receives a salary as a Director.

               The Company strongly encourages its Directors to attend Arena’s Annual Meeting of stockholders. In 2004, all five Board members attended the Annual Meeting.

               Shareholders may communicate with the Board of Directors, including the non-management Directors, by sending a letter to the Board of Directors of Arena Resources, Inc., c/o Corporate Secretary, 4920 S. Lewis, Suite 107, Tulsa, Oklahoma 74105. The Corporate Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Board or to any specific Director to whom the correspondence is directed.

               The Board of Directors has an Audit Committee, the functions, membership and activities of which are described below.

               The Board of Directors appointed a Compensation Committee in September, 2004. The Compensation Committee is comprised of Messrs. Kemendo and Woodrum, two of the Company’s independent Directors. Prior to the formal appointment of this committee, the compensation of executive officers of the Company was determined in accordance with the guidelines discussed herein under “Executive Compensation”. Specifically, prior to the formal appointment of the Compensation Committee, in accordance with the rules of the American Stock Exchange, the compensation of the Company’s chief executive officer was recommended to the Board (in a proceeding in which the chief executive officer did not participate) by a majority of the independent directors serving on the Board. The compensation for all other officers has been determined, or recommended to the Board for determination, by a majority of the independent Directors.

               The Company does not have a nominating committee or a charter for such a committee. Instead, in accordance with the rules of the American Stock Exchange, the independent Directors (currently, Messrs. Crawford, Kemendo and Woodrum) fulfill the role of a nominating committee. Since its inception in 2000, the Company has had only six Directors, five of whom continue to serve at this time. On the only occasion when a vacancy occurred (following a resignation), the new Director was unanimously approved by the remaining Directors. Therefore, the Board has not felt it necessary to have a standing nominating committee to deal with its infrequent changes in membership. If and when future vacancies occur, the Board would consider director nominees recommended by shareholders, as well as director nominees recommended by a majority of the Directors who are then independent. The Board does not have a formal policy regarding the consideration of, procedures to be followed by, minimum qualifications of or process for identifying or evaluating nominees recommended by security holders.

               The Audit Committee is currently comprised of Messrs. Kemendo and Woodrum, both of whom are “independent” directors, as required by Section 121(A) of the American Stock Exchange listing standards and Section 10A-3 of the Securities Exchange Act of 1934. The Board has determined that both members of the Audit Committee qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002. Mr. Woodrum was appointed to the Committee in August of 2003, and currently serves as the Chairman of the Committee.

               The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee meets with the accountants to review their effectiveness during the annual audit and to discuss the Company’s internal control policies and procedures. The Audit Committee and the independent public accountants met and discussed the audit of the financials statements for the year ended December 31, 2004; the Audit Committee and the auditors further discussed the financial statements for the first three quarters of 2004. Thus far in 2005, on five occasions the Audit Committee has met or discussed with the auditors the financial statements of the Company.

               A copy of the charter of the Audit Committee, as amended in 2004, was attached to the Company’s proxy materials delivered to shareholders last year, and there has been no subsequent change in the charter. The audit committee report for the fiscal year ended 2004 is set forth below.

Audit Committee Report

               The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Members of the Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board of Directors. In discharging their responsibilities, the Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

               The current Committee reviewed with management and the independent accountants the following financial statements: Year ended December 31, 2004 and quarters ended September 30, 2004, June 30, 2004 and March 31, 2004

               The Committee recommended to the Board of Directors that these financial statements be accepted.

               The Committee performed all procedures described in its Charter, as amended, including review and approval of all press releases made by management prior to their release.

Clayton E. Woodrum Chairman
Chris V. Kemendo, Jr

EXECUTIVE COMPENSATION

               Compensation.  The following table sets forth information as to the compensation of our chief executive officer and the other two executive officers of the Company as of the end of each of the Company’s last three full fiscal years. Except as set forth in the table below, no other compensation was paid to such executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary (1)	Bonus	Securities Underlying Options (2)

Lloyd T. Rochford President and Chief Executive Officer	2002	$36,000	$-	$-
	2003	$36,000	$-	$229,742
	2004	$36,000	$-	$-

Stanley M. McCabe Chairman of the Board	2002	$36,000	$-	$-
	2003	$36,000	$-	$229,742
	2004	$36,000	$-	$-

William R. Broaddrick Vice President, Chief Financial Officer	2002	$45,000	$6,000	$-
	2003	$47,927	$-	$459,484
	2004	$51,500	$4,167	$-

(1)

Mr. Broaddrick’s salary for 2003 reflects a raise that occurred in mid-year to increase his annual salary to $50,000. Mr. Broaddrick’s salary for 2004 reflects a raise that occurred during the year to increase his annual salary to $54,000. Effective September 1, 2005, Mr. Broaddrick’s annual salary was increased to $59,000. The 2005 annual salaries for Mr. Rochford and Mr. McCabe remain at $36,000 annually.

(2)

The fair value of the options issued in 2003 is estimated on the dates granted using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 36.2%; risk-free interest rate of 2.9% and expected lives of 5.0 years. The weighted average remaining contractual life of the options at December 31, 2004 was 3.2 years.

Employee Benefit Plans

               Equity Incentive Plan. In March 2003 the Board adopted an executive stock option plan which was subsequently approved by the Company’s shareholders at the annual meeting in July 2003. The executive stock option plan is intended to promote continuity of management and to provide increased incentive and personal interest in the Company’s welfare by those key employees and directors who are primarily responsible for shaping and carrying out the Company’s long-range plans and securing its continued growth and financial success. In addition, by encouraging stock ownership by Directors who are not Company employees, the executive stock option plan is intended to attract and retain qualified Directors.

               The plan is administered by Messrs. Rochford and McCabe, and they have the authority to select the key employees and non-employee Directors to be participants in the plan, to determine the awards to be granted to participants and the number of shares covered by such awards, to set the terms and conditions of such awards and to establish, amend or waive rules for the administration of the plan.

               Any of the Company’s key employees, including any executive officer or director is eligible to be granted awards by plan administrators. The plan authorizes the grant of stock options to key employees, all of which have been non-qualified stock options. Non-employee Directors are only eligible to be granted non-qualified stock options under the plan.

               At the 2004 Annual Shareholders’ Meeting, held December 21, 2004, the shareholders’ approved an amendment to the executive stock option plan increasing the number of shares eligible for issuance under the plan from 1,000,000 to 1,500,000, and providing the administrators of the plan with the ability to accelerate the vesting of outstanding stock options.

               The plan currently provides that up to a total of 1,500,000 shares of common stock, subject to adjustment to reflect stock dividends and other capital changes, are available for granting of award. Of the 1,500,000 shares available for grant under the plan 1,425,000 have been reserved for issuance. No options were granted during 2004.

               The following table provides information on the value of each of the named party’s unexercised in-the-money options to acquire common stock at December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable (1)
Lloyd T. Rochford	--	--	25,000/100,000	$120,000/$480,000
Stanley M. McCabe	--	--	25,000/100,000	$120,000/$480,000
William R. Broaddrick	--	--	50,000/200,000	$240,000/$960,000
Charles M. Crawford	--	--	10,000/40,000	$48,000/$192,000
Chris V. Kemendo, Jr	--	--	10,000/40,000	$48,000/$192,000
Clayton E. Woodrum	--	--	10,000/40,000	$37,000/$148,000
Phillip W. Terry	--	--	50,000/200,000	$240,000/$960,000
Raymond H. Estep	--	--	20,000/80,000	$96,000/$384,000

_________________

(1)     Calculated based on the difference between the American Stock Exchange closing price of the Common Stock on December 31, 2004 (the last trading day of the year) and the exercise price of the option.

               The Company has no Long-Term Incentive Plan (“LTIP”) or “defined benefit” (pension) plan.

               The Company has no employment contracts with any of its officers, directors or employees, nor any compensatory plan or arrangement concerning any person’s termination of employment or respecting any “change in control”.

               Summary of Equity Compensation Plans. The following table sets forth information concerning the Company’s executive stock option plan, which is the only equity compensation plan of the Company, as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan [excluding securities reflected in column (a)]

	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,500,000	$ 3.76	500,000

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,500,000	$ 3.76	500,000

               Additionally, in January 2005 the Company granted additional options to certain officers and directors. The recipients of the options, number of options issued and the fair value calculated for those options are as follows: Tim Rochford, President and CEO, received 125,000 options, valued at $376,170; Stan McCabe, Chairman, received 125,000 options, valued at $376,170; Chris V. Kemendo, Jr., Board member, received 25,000 options, valued at $75,234; Clayton E. Woodrum, Board member, received 12,500 options, valued at $37,617 and Charles M. Crawford received 12,500 options, valued at $37,617. The fair value of these options is estimated on the dates granted using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 33.5%; risk-free interest rate of 3.6% and expected lives of 5.0 years. The weighted average remaining contractual life of the options at December 31, 2004 is 5.0 years.

REPORT ON EXECUTIVE COMPENSATION

               General. Prior to the establishment of the Compensation Committee in September 2004, the entire Board of Directors was responsible for oversight and administration of executive compensation and review of the Company’s overall compensation program. As noted previously, during the year ended December 31, 2004, the compensation of Mr. Rochford, as the Company’s chief executive officer, was recommended to the Board (in a proceeding in which Mr. Rochford did not participate) by a majority of the independent Directors. Compensation of all other officers was determined, or recommended to the Board for determination, by a majority of the independent Directors.

               Compensation Process and Philosophy. There have been two major components to the Company’s executive officer compensation: (i) base salary and (ii) option grants. Historically, the salaries of Messrs. Rochford and McCabe have been significantly less than the salaries of executive officers of comparable companies. Messrs. Rochford and McCabe have intentionally taken less than market compensation in order to allow the Company to achieve its short-term goals and objectives.

               The primary objective of the Company’s compensation program is to enhance the profitability of the Company, and thus shareholder value, and to attract, motivate, reward and retain employees, including executive personnel, who contribute to the long-term success of the Company. In furtherance of the above goals, the Company’s compensation program for its executive personnel currently consists of appropriate salaries, discretionary annual bonuses and discretionary stock option grants.

               The Compensation Committee periodically reviews the base salaries of the Company’s executive management personnel and recommend any adjustments it may deem appropriate, for approval by the Board of Directors. In its review, the Committee takes into account individual factors such as: experience; performance, both during the preceding 12 months and future potential; retention considerations; and other issues particular to the executive and the Company. Additionally, the Committee considers the growth and performance of the Company as it assesses the market for executive salaries.

               Salaries and Bonuses. Mr. Rochford’s annual salary in 2004 was $36,000 and he received no bonus. As noted above, historically Mr. Rochford has voluntarily elected to take less salary and bonus than paid to similarly situated executive officers of comparable companies, preferring instead to allow the Company to utilize its resources to achieve its short-term growth goals. It is anticipated that Mr. Rochford’s compensation will increase in the future as the Compensation Committee evaluates the overall compensation philosophy of the Company and reviews Mr. Rochford’s contributions to the Company, in light of the growth and performance of the Company.

               Mr. McCabe’s annual salary in 2004 was $36,000 and he received no bonus. As noted above, historically Mr. McCabe has also voluntarily elected to take less salary and bonus than paid to similarly situated executive officers of comparable companies, preferring instead to allow the Company to utilize its resources to achieve its short-term growth goals. It is anticipated that Mr. McCabe’s compensation will also increase in the future as the Compensation Committee evaluates the overall compensation philosophy of the Company and reviews Mr. McCabe’s contributions to the Company, in light of the growth and performance of the Company.

               At the suggestion of the Compensation Committee, Mr. Broaddrick’s annual rate of compensation was raised to $54,000 in mid-2004.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER
PARTICIPATION IN COMPENSATION DECISIONS

               There have been no “interlocks” or “insider participation” [as those terms are defined in Item 402(j) of S.E.C. Regulation S-K] in compensation decisions. There were no reportable business relationships between the Company (or any other corporation that requires specific disclosure under this heading) and the members of the Board of Directors in 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               In July 2002, the Company borrowed $200,000 from each of Messrs. Rochford and McCabe, which debts are evidenced by notes payable which mature on January 1, 2007. The notes bear interest at a rate of 10% per annum, and are secured by our assets (although such notes are subordinate to our credit facility with our primary commercial lender).

PROPOSAL 2:

AMENDMENT OF THE COMPANY’S STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES COVERED BY THE PLAN FROM 1,500,000 TO 2,000,000.

               In 2003 the Company adopted the Stock Option Plan (“Plan”) for certain of its Directors, officers, employees and consultants. The purpose of the Plan is to enable the Company and its stockholders to secure the benefits of common stock ownership, or increased ownership, by key personnel of the Company and its subsidiaries. The Board believes that the granting of options under the Plan will foster the Company’s ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

               At the 2004 annual shareholders meeting, held December 21, 2004, the Plan was amended to increase the number of shares eligible for issuance under the option plan from 1,000,000 to 1,500,000 and to provide the administrators of the Plan the discretion to accelerate the vesting of outstanding stock options. As currently enacted, the Plan allows the Company to issue and sell a total of 1,500,000 shares of its $.001 par value common stock. As of December 31, 2004, options had been granted to eight individuals, for a total of 1,000,000 shares. Therefore, there remained 500,000 shares remaining under the Plan for options to be granted in the future.

               As noted above, in January 2005 options to acquire an additional 125,000 shares of common stock were granted under the Plan to each of Messrs. McCabe and Rochford, at an exercise price equal to the then market value of the common stock. These options were granted partially in consideration of Messrs. McCabe’s and Rochford’s continuing desire to voluntarily accept less salary than comparably situated executives at other companies, and further declining to accept any cash bonus at the end of 2004. Also in January 2005, options to acquire 125,000 shares of common stock were issued to five other key employees and directors in the aggregate and in October 2005, options to acquire 50,000 shares of common stock were issued to one other key employee. As a result, only 75,000 shares remain eligible under the Plan for issuance. The Board of Directors believes that the intended us of the Plan, i.e., to incentivize key employees of the Company to foster the long-term growth of the Company, is being accomplished by the grant of options under the Plan.

               The Board of Directors has determined it is in the best interest of the Company, and consistent with the overall purpose of the Plan, to increase the number of shares of Common Stock subject to the Plan from 1,500,000 to 2,000,000.

               A copy of the Plan, as proposed to be amended, is attached as Appendix A.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Based solely upon a review of Forms 4 furnished to the Company during its most recent fiscal year, the Company knows of no director, officer or beneficial owner of more than ten percent of the Company’s Common Stock who failed to file on a timely basis reports of beneficial ownership of the Company’s Common Stock as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

INDEPENDENT PUBLIC ACCOUNTANTS

               The firm of Hansen, Barnett & Maxwell, (“HBM”) has served as the Company’s independent auditors since 2000. The Audit Committee selected HBM as the independent auditors of the Company for the fiscal year ending December 31, 2004, and the Audit Committee has selected HBM to serve in the same capacity for the fiscal year ending December 31, 2005. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. Representatives of HBM are not expected to be present at the Annual Meeting.

Fees and Independence

               Audit Fees. HBM billed the Company an aggregate of $37,000 and $25,521 for professional services rendered for the audit of the Company’s financial statements for the years ended December 31, 2004 and 2003, respectively, and its reviews of the Company’s financial statements included in its Form 10-QSB’s for the first three quarters of 2004 and 2003.

               Audit Related Fees. In 2004, HBM billed the Company $78,998 and $7,500 for the years ended December 31, 2004 and 2003, respectively, for its services in connection with the review of the Company’s registration statement on Form SB-2 (which was filed with the SEC in 2004) and for the audit of the Fuhrman-Mascho property acquisition, and which are not included in the audit fees identified above).

               Tax Fees. HBM billed the Company an aggregate of $3,000 and $750 for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2004 and 2003.

               All Other Fees. No other fees were billed by HBM to the Company during 2004 or 2003.

               The Audit Committee of the Board of Directors has determined that the provision of services by HBM described above is compatible with maintaining HBM’s independence as the Company’s principal accountant.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

               Stockholder proposals intended to be presented at the 2006 Annual Meeting (which is currently anticipated to be held earlier in the year) and to be included in the Company’s Proxy Statement must be received at the Company’s executive offices, 4920 South Lewis Avenue, Suite 107, Tulsa, Oklahoma 74105, no later than September 4, 2006.

OTHER MATTERS

               Management knows of no business which will be presented at the Annual Meeting other than to elect directors for the ensuing year and to amend the Company’s Stock Option Plan.

               The cost of preparing, assembling and mailing all proxy solicitation materials will be paid by the Company. It is contemplated that the solicitation will be conducted only by use of the mails. The Company will, upon request, reimburse brokers for the costs incurred by them in forwarding solicitation materials to such of their customers as are the beneficial holders of Common Stock of the Company registered in the names of such brokers.

By Order of the Board of Directors

/s/ Tim Rochford
President
November 18, 2005

Appendix A

ARENA RESOURCES, INC.
STOCK OPTION PLAN
(as amended, December 15, 2005)

Purpose.

               The purpose of this Plan is to enable the Company and its stockholders to secure the benefits of common stock ownership, or increased ownership, by key personnel of the Company. The Board believes that the granting of options under the Plan will foster the Company’s ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

Shares Subject to the Plan.

               The Company may issue and sell a total of ~~1,500,000~~ 2,000,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

Grant of Options.

               Options may be granted under the Plan to present or future key employees of the Company or any subsidiary of the Company that may hereafter exist (a “Subsidiary”) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”), to directors, including non-employee directors of the Company, and to consultants to the Company. Subject to the provisions of the Plan, the Committee (defined in paragraph 4 below) shall from time to time select the key personnel of the Company and its Subsidiaries to whom options under the Plan will be granted, and shall fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, exercise price and restrictions on exercisability of the option or on the shares of Common Stock issued upon exercise thereof and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an “Incentive Stock Option”).

Administration.

               The Plan will be administered by a committee (the “Committee”) consisting of at least two directors appointed by and serving at the pleasure of the Board. The Committee members appointed effective with the adoption of this plan are Stanley M. McCabe and Lloyd T. Rochford.

               Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to grant options under the Plan, to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

               No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or failure to act in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

               The Committee may seek and rely on the advice of accountants, legal counsel and other professionals as it deems necessary or advisable for the operation and administration of the Plan. The fees of any such professionals shall be borne by the Company.

               Notwithstanding the authority delegated above to the Committee, any action which may be taken by the Committee with respect to the administration of the Plan, including the granting of any option thereunder, may also be taken by the Board of Directors, and each reference to actions taken or authority exercised by the Committee hereunder shall be deemed to include actions which may be taken or authority which may be exercised by the Board.

Terms and Conditions of Options.

               Each option granted under the Plan shall be evidenced by a written agreement in a form approved by the Committee. Each such option shall be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan (and, in the case of an Incentive Stock Option, not inconsistent with the provisions of the Code applicable thereto) as the Committee deems appropriate.

       a.        Option Price. In the case of an option which is not treated as an Incentive Stock Option, the purchase price per share shall not be less than 85% of the fair market value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the purchase price per share shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted [110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a “ten percent shareholder”)]. For purposes hereof, the fair market value of a share of Common Stock on any date shall be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or, if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

       b.        Option Period. The period during which an option may be exercised shall be fixed by the Committee and shall not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a “ten percent shareholder”).

       c.        Exercise of Options. No option shall be exercisable unless the person to whom the option was granted remains in the continuous employ or service of the Company or a Subsidiary for at least one year from the date the option is granted. Subject to earlier termination of the option as provided herein, unless the Committee determines otherwise, the option will become exercisable in accordance with the following schedule based upon the number of full years of the optionee’s continuous employment or service with the Company or a Subsidiary following the date of grant:

Full Years of Continuous Employment Service	Incremental Percentage of Option Exercisable	Cumulative Percentage of Option Exercisable

Less than 1	0%	0%
1	20%	20%
2	40%	40%
3	60%	60%
4	80%	80%
5 or more	100%	100%

All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Committee, no partial exercise of an option shall be for less than 100 shares. An option may be exercised by transmitting to the Company: (1) a written notice specifying the number of shares to be purchased; and (2) payment in full of the purchase price (or, if applicable, delivery of a secured obligation therefor), together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Committee are made with respect to the satisfaction of such withholding obligations). The Committee shall retain the discretion and authority to allow for accelerated vesting of all or any portion of any option previously granted (provided that such option has been issued for at least one year) in such circumstances as the Committee deems appropriate, including but not limited to the circumstances described in Section 4.i. below. In the event the Committee determines that it is appropriate to accelerate the vesting of all or any portion of any outstanding option(s), it shall provide notice thereof to the affected option holder(s). Under no circumstances shall the acceleration of any vesting schedule result in the acceleration of the expiration date of any option. Further, the Committee shall have no authority to increase the time in which any outstanding option shall vest.

       d.        Payment of Option Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock. The Committee may permit the payment of all or a portion of the purchase price in installments (together with interest) over a period of not more than five years.

       e.        Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments). Upon receipt of full payment, the Company shall notify its Transfer Agent and the Transfer Agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the holder of the option as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the holder as soon as practicable after payment of the option price in full. The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

       f.        Transferability of Options. No option granted under the Plan shall be assignable or transferable except by will and/or by the laws of descent and distribution; and each such option shall be exercisable during the optionee’s lifetime only by him or her.

       g.        Termination of Employment or Other Service. If an optionee ceases to be employed by or to perform services for the Company or any Subsidiary for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan shall terminate on the date thirty (30) days after the date of such termination of service (or, if earlier, the date specified in the option agreement). If an optionee’s employment or service is terminated by reason of the optionee’s death or disability, then each outstanding option granted to the optionee under the Plan shall terminate on the date 120 days after the date of such termination of employment or service or, if earlier, the date specified in the option agreement. For purposes hereof, the term “disability” shall mean the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or a Subsidiary by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

       h.        Incentive Stock Options. In the case of an Incentive Stock Option granted under the Plan, at the time the option is granted, the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

       i.        Changes in Capital Stock. In the event of a stock dividend or in the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then appropriate adjustments will be made to the number, nature and/or purchase price of the shares which may be issued under the Plan or purchased under an outstanding option. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company’s issue, the Plan shall terminate and all options theretofore granted hereunder shall terminate, unless provision is made for the assumption of such options or the substitution for such options with options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. If the unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, within a reasonable period of time prior to the consummation of the transaction causing such termination, to exercise (or, in the sole discretion of the Board, to receive other consideration for) the unexercised portions of their options, including, if the Committee so determines, the portions thereof which would, but for this paragraph, not yet be exercisable.

       j.        Other Provisions. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any condition relating to the application of federal or state securities laws, as it may deem necessary or advisable.

       k.        Legend on Certificates. The certificates representing shares acquired upon exercise of options shall carry such appropriate legend, and such written instructions shall be given to the Company’s Transfer Agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the federal or any state securities laws.

Amendment and Termination of the Plan.

               The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

No Rights Conferred.

               Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

Governing Law.

               The Plan and each option agreement shall be governed by the laws of the State of Nevada.

Term of the Plan.

               The Plan shall be effective as of March 1, 2003, the date on which it was originally adopted by the Board. The Plan will terminate on March 1, 2013, as to Incentive Stock Options granted thereunder, and on March 1, 2023, as to non-qualified stock options granted thereunder, unless sooner terminated by the Board. The rights of optionees under the options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option as then in effect or thereafter amended.